Exhibit 99.1

AFFILIATED MANAGERS GROUP, INC.

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

5.25% Senior Notes due 2022

(CUSIP No. 008252868)*

Redemption Date: Thursday, October 22, 2015

NOTICE IS HEREBY GIVEN that Affiliated Managers Group, Inc., a Delaware corporation (the “Company”), has elected to redeem and will redeem on October 22, 2015 (the “Redemption Date”), all of its issued and outstanding 5.25% Senior Notes due 2022 (CUSIP No. 008252868) (the “Notes”).  The redemption price equals 100.00% of the principal amount of the Notes to be redeemed plus the accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Redemption Payment”).  The redemption of the Notes is being effected pursuant to Article III of the Indenture, dated as of August 8, 2012 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of October 11, 2012 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  Terms used but not defined herein shall have the meanings specified in the Indenture.

On the Redemption Date, the Redemption Payment will become due and payable on the Notes.  Interest on the Notes will cease to accrue on and after the Redemption Date.  To collect the Redemption Payment, the Notes must be surrendered to the Trustee by effecting a book-entry transfer of the Notes or delivering the Notes in certificated form, together with necessary endorsements, as the case may be.  The addresses for the Trustee are as follows:

Registered & Certified Mail	Regular Mail or Courier	In Person by Hand Only
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Inquiries may be made by contacting the Trustee at (800) 344-5128.

Dated: September 22, 2015

Under U.S. federal income tax law, backup withholding (currently at a rate of 28%) may apply to payments on the Notes, including the Redemption Payment, made to certain Holders who fail to furnish the Trustee with a valid taxpayer identification number. Holders of the Notes who wish to avoid the imposition of such withholding tax should submit certified taxpayer identification numbers on a properly completed Internal Revenue Service Form W-9 when presenting their Notes for payment (or, if applicable, should submit a properly completed Internal Revenue Service Form W-8BEN, W-8BEN-E or other certification establishing an exemption from withholding).

* The CUSIP number has been assigned to this issue by CUSIP Global Services (managed by Standard & Poor’s) and is included solely for the convenience of the Holders of the Notes.  No representation is being made as to the correctness or accuracy of the CUSIP number either as printed on the Notes or as contained herein and the Holder may rely only on the identification numbers printed on its Note.